UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2016

Xfuels, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-174304	99-0363013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2309 19th Street Didsbury Alberta T0M 0W0	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (519)-800-7556

_____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 23, 2016, we entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Southridge Partners II, LP, a Delaware limited partnership (“Southridge or the “Selling Stockholder”), providing for an equity financing facility (the “Equity Line”). The Purchase Agreement provides that, upon the terms and subject to the conditions in the Purchase Agreement, Southridge is committed to purchase up to three million five hundred thousand dollars ($3,500,000.00) worth of shares of common stock, $0.0001 par value per share (the “Common Stock”), over the 24-month term of the Purchase Agreement (the “Total Commitment”). Under the terms of the Purchase Agreement, Southridge will not be obligated to purchase shares of common Stock unless and until certain conditions are met, including but not limited to a Registration Statement (the “Registration Statement”) on Form S-1 becoming effective which registers Southridge’s resale of any shares purchased by it under the Equity Line. From time to time over the 24-month term of the Purchase Agreement, commencing on the trading day immediately following the date on which the Registration Statement becomes effective, we may, in our sole discretion, provide Southridge with a put notice (each, a “Put Notice”), to purchase a specified number of shares of Common Stock (each, a “Put Amount Requested”), subject to the limitations discussed below. On the date which the Put Notice is received (each a, “Put Date”), the we shall deliver to Southridge’s brokerage account estimated put shares equal to the Investment Amount indicated in the Put Notice divided by the closing price on the trading day immediately preceding the Put Date, multiplied by one hundred twenty-five percent (125%) (the “Estimated Put Shares”). On the Trading Date immediately following delivery of the Estimated Put Shares, Investor shall deliver payment by check or wire transfer to the Company an amount equal to the parvalue of the Estimated Put Shares (“Par Value Payment”).

In the event that, during a the ten (10) days following the deposit of Put Shares (the “Valuation Period”), the closing price on any trading day is less than seventy five percent (75%) of the average of the closing bid prices for the ten (10) trading days immediately preceding the date of the Put Notice (each a “Low Bid Price”), for each such trading Day, the parties shall have no right to sell and shall be under no obligation to purchase one tenth (1/10th) of the Put Amount specified in the Put Notice, and the Put Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period there exists a Low Bid Price for any three (3) Trading Days—not necessarily consecutive—then the balance of each party’s right and obligation to sell and purchase the Investment Amount under such Put Notice shall terminate on such third trading day (“Termination Day”), and the PutAmount shall be adjusted to include only one-tenth (1/10) of the initial Put Amount for each trading day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Low Bid Price.

The Purchase Agreement contains customary representations, warranties, and covenants by, among, and for the benefit of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of: (i) the date on which Southridge shall have purchased Put Shares pursuant to the Purchase Agreement for an aggregate Purchase Price of the Maximum Commitment Amount, or (ii) the date occurring twenty-four (24) months from the date of execution of the Purchase Agreement.

Under certain circumstances set forth in the Purchase Agreement, we and Southridge each may terminate the Purchase Agreement on one trading day’s prior written notice to the other, without fee, penalty, or cost. We agreed to pay to Southridge a commitment fee for entering into the Purchase Agreement equal to $35,000 in the form of a promissory note, having no registration rights.

In connection with the Equity Line, we also entered into a Registration Rights Agreement, dated August 23, 2016, with Southridge (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale all of the shares issuable in accordance with the Purchase Agreement in a registration statement to be filed with the Securities and Exchange Commission (the “SEC”). We have not yet filed a Form S-1 registration statement with the SEC. The effectiveness of a registration statement is a condition precedent to our ability to sell shares of Common Stock to Southridge under the Purchase Agreement.

In making sales of our Common Stock to Southridge under the Purchase Agreement, we are relying on an exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Copies of the Purchase Agreement and the Registration Rights Agreement are attached as Exhibits 10.1 and 10.2 hereto. The description of certain terms of the Purchase Agreement and the Registration Rights Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such agreements. The shares to be issued by us to Southridge under the Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The information disclosed under Item 1.01 is incorporated into Item 3.02 in its entirety.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

Exhibit Number	Description

10.1	Equity Purchase Agreement between the Company and Southridge Partners II, LP dated August 23, 2016

10.2	Registration Rights Agreement between the Company and Southridge Partners II, LP dated August 23, 2016

10.3	Promissory Note issued by the Company to Southridge Partners II, LP dated August 23, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfuels Inc.
(Registrant)

Date: September 13, 2016	By:	/s/ Michael Mclaren
	Name:	Michael Mclaren
	Title:	Chief Executive Officer

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